SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Aastrom Biosciences, Inc.

(Name of Registrant as Specified in Its Charter)

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October 4, 2004

Dear Shareholder:

      This year’s Annual Meeting of Shareholders will be held on November 10, 2004 at 8:30 a.m. local time, at the Holiday Inn North Campus, 3600 Plymouth Road, Ann Arbor, Michigan 48105. You are cordially invited to attend.

      The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

      It is important that you use this opportunity to take part in the affairs of Aastrom Biosciences by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

      A copy of Aastrom’s 2004 Annual Report is also enclosed for your information. At the annual meeting we will review Aastrom’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Very truly yours,

R. DOUGLAS ARMSTRONG, PH.D.
Chairman, Board of Directors
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AASTROM BIOSCIENCES, INC.

24 Frank Lloyd Wright Drive
Ann Arbor, MI 48105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 10, 2004

Dear Shareholder:

      You are invited to attend the Annual Meeting of the Shareholders of Aastrom Biosciences, Inc. which will be held on November 10, 2004, at 8:30 a.m. at the Holiday Inn North Campus, 3600 Plymouth Road, Ann Arbor, Michigan 48105 for the following purposes:

1. To elect two Class I directors, each to hold office for a three-year term and until their respective successors are duly elected and qualified. The following persons have been nominated for election at the meeting: Linda M. Fingerle and Susan L. Wyant.

2. To consider and approve the 2004 Omnibus Equity Incentive Plan.

3. To ratify the appointment of PricewaterhouseCoopers LLP as Aastrom’s independent public accountants for the fiscal year ending June 30, 2005.

4. To transact such other business as may properly come before the meeting.

      Shareholders of record at the close of business on September 17, 2004 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the shareholders of record on September 17, 2004 will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at Aastrom.

By order of the Board of Directors,

R. DOUGLAS ARMSTRONG, PH.D.
Chairman, Board of Directors
Chief Executive Officer

Ann Arbor, Michigan

October 4, 2004

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postpaid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

AASTROM BIOSCIENCES, INC.

24 Frank Lloyd Wright Drive
Ann Arbor, Michigan 48105

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

       The accompanying proxy is solicited by the Board of Directors of Aastrom Biosciences, Inc., a Michigan corporation, for use at the Annual Meeting of Shareholders to be held November 10, 2004, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and the accompanying form of proxy will first be sent or given to shareholders on about October 8, 2004. Unless the context requires otherwise, references to “we,” “us,” “our,” and Aastrom refer to Aastrom Biosciences, Inc.

GENERAL INFORMATION

SOLICITATION AND VOTING

      Annual Report. An annual report for the fiscal year ended June 30, 2004, is enclosed with this Proxy Statement.

      Voting Securities. Only shareholders of record as of the close of business on September 17, 2004 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 83,073,168 shares of common stock, no par value, of Aastrom, issued and outstanding. Shareholders may vote in person or in proxy. Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. Aastrom’s bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

      Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans where the aggregate share reserve increase exceeds five percent of the issuer’s outstanding stock.

      Solicitation of Proxies. The cost of soliciting proxies will be borne by Aastrom. Aastrom will solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Aastrom registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Aastrom may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

      Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the election of the nominees for director contained in this Proxy Statement, in favor of the other proposals specified in the Notice of the meeting, and in the discretion of the proxy holders on any other matter that comes before the meeting. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Corporate Secretary of Aastrom of either a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

      Aastrom has a classified Board of Directors currently consisting of two Class I directors (Linda M. Fingerle and Susan L. Wyant), one Class II director (Arthur F. Staubitz), and two Class III directors (R. Douglas Armstrong and Joseph A. Taylor), who will serve until the Annual Meetings of Shareholders to be held in 2004, 2005 and 2006, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting.

      The nominees for election at the 2004 Annual Meeting of Shareholders to fill the Class I positions on the Board of Directors are Linda M. Fingerle and Susan L. Wyant. If elected, the nominees will serve as directors until Aastrom’s Annual Meeting of Shareholders in 2007, and until their successors are duly elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate. Each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any nominee will be unable to serve.

      If a quorum is present, the two nominees for the positions as Class I directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the vote, except that abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. The Board of Directors unanimously recommends a vote “FOR” the nominees named above.

      The table below sets forth for Aastrom’s directors, including the Class I nominees to be elected at this meeting, certain information, as of August 31, 2004 with respect to age and background.

			Director
Name	Position With Aastrom	Age	Since

Class I directors to be elected at the 2004 Annual Meeting of Shareholders:
Linda M. Fingerle	Director	47	2004
Susan L. Wyant	Director	52	2002
Class II directors whose terms expire at the 2005 Annual Meeting of Shareholders:
Arthur F. Staubitz	Director	65	1999
Class III directors whose terms expire at the 2006 Annual Meeting of Shareholders:
R. Douglas Armstrong	Chairman, Board of Directors Chief Executive Officer	51	1991
Joseph A. Taylor	Director	60	1998

Nominees for election at the 2004 Annual Meeting of Shareholders

      Linda M. Fingerle a director since February 2004, brings extensive business management and financial planning experience to Aastrom. Most recently, she advised SensiGen, an Ann Arbor-based start-up biotechnology company, in developing business and financial plans. She has also served as Group President of MascoTech, Inc., and as Group Vice President and Group Controller of TriMas Corporation. In these senior management capacities, she was responsible for the oversight and development of business and operational plans for companies primarily in industrial manufacturing. For 10 years prior to this Ms. Fingerle held several positions, including Senior Audit Manager at Arthur Anderson & Co. Ms Fingerle received a Bachelor of Science degree in Accounting from Michigan State University, and is a Certified Public Accountant in the State of Michigan.

      Susan L. Wyant, Pharm. D. a director since June 2002 and a member of Aastrom’s Technology Review Board since May 2002, is the founder and President of The Dominion Group, a full service marketing research and consulting firm assisting major pharmaceutical as well as start-up biotechnology companies in making informed business decisions. Prior to founding The Dominion Group in 1993, Dr. Wyant held various marketing and management positions related to the pharmaceutical industry. In addition to her extensive work in pharmaceutical consulting and marketing, Dr. Wyant has been a Clinical Associate Professor at Medical College of Virginia School of Pharmacy and Shenandoah University School of Pharmacy. Dr. Wyant received a Bachelor of Science degree and a Doctor of Pharmacy degree from the Medical College of Virginia/ VCU School of Pharmacy.

Directors Continuing In Office

      R. Douglas Armstrong, Ph.D. joined Aastrom in June 1991 as its President and Chief Executive Officer, and as a Director. In 1999, Dr. Armstrong was elected Chairman of Aastrom’s Board of Directors. In July 2004, the duties and responsibilities of President were transferred to the Company’s new Chief Operating Officer, allowing Dr. Armstrong, as CEO, to increase focus on strategic activities and issues, investor relations, the Board of Directors, and Aastrom’s European subsidiary, Zellera AG, for which he is also Chairman of the Supervisory Board. From 1987 to 1991, Dr. Armstrong served as Executive Vice President and Trustee at the La Jolla Cancer Research Foundation (LJCRF), now named the Burnham Institute, a scientific research institute located in San Diego, CA. Prior to joining the Burnham Institute, Dr. Armstrong held various faculty and staff positions at the Yale University School of Medicine, University of California, San Francisco, LJCRF and the University of Michigan. Dr. Armstrong received a Bachelor’s of Arts degree in Chemistry from the University of Richmond in Richmond, VA, and completed his Doctorate in Pharmacology and Toxicology from the Medical College of Virginia. Additionally, Dr. Armstrong was a participant in the formation of Telios Pharmaceuticals, Inc., has served on the boards of both biotechnology and venture capital organizations, and currently serves as the Chairman of the Board for the Center for Cell Therapy.

      Arthur F. Staubitz a director since March 1999, most recently served as Senior Vice President, Portfolio Strategy at Baxter International. He has also served as Senior Vice President and General Counsel at both Baxter and Amgen, Inc. During his career at Baxter, Mr. Staubitz served in a broad range of other executive positions including Vice President, Business Development, Strategic Planning and Law, Baxter Diagnostics; and Vice President and General Manager, Ventures Group, Baxter World Trade Corporation. Prior to this Mr. Staubitz held several positions at Sperry Univac and served as an Associate at the law firm of Sidley & Austin. Mr. Staubitz received his A.B. (with Distinction and Honors) from Wesleyan University and his Juris Doctor (cum laude) from the University of Pennsylvania Law School. Mr. Staubitz also serves on the Boards of Directors of the Arizona Cancer Center and UA Presents and is a Trustee of Carthage College.

      Joseph A. Taylor a director since November 1998, currently serves as Managing Director, at Linden Private Equity. Prior to this Mr. Taylor served as Managing Director, Private Equity Finance at W.R. Hambrecht & Co., LLC from July 2000 to April 2002. Before joining W. R. Hambrecht, he was the Director, Private Equity Investments at Munder Capital Management for two years. Mr. Taylor spent 15 years as a Senior Investment Analyst for the State Treasurer, State of Michigan Retirement System. He previously served as a member of the Regional Advisory Committee of Blue Care Network, as a Director of Spectrum Castings, Inc., and as Chairman of the Finance Committee of the Board of Directors of Blue Care Network-East. Mr. Taylor holds a Bachelor of Science degree in Finance from Chicago State University and a Masters of Business Administration from Illinois Governors State University.

Board Meetings and Committees

      During the fiscal year ended June 30, 2004, the Board of Directors held six meetings. Each director serving on the Board of Directors in fiscal year 2004 attended at least 75% of such meetings of the Board of Directors and the Committees on which he or she served.

      The Audit Committee’s function is to review with Aastrom’s independent accountants and management the annual financial statements and independent accountants’ opinion, review the scope and results of the examination of Aastrom’s financial statements by the independent accountants, review all professional services performed and related fees by the independent accountants, approve the retention of the independent accountants and periodically review Aastrom’s accounting policies and internal accounting and financial controls. The members of the Audit Committee for the fiscal year 2004 were Mary L. Campbell, Linda M. Fingerle, Arthur F. Staubitz and Joseph A. Taylor. In August 2004, Ms. Campbell resigned from the Board of Directors. Ms. Fingerle replaced Ms. Campbell as the Chairperson of the Audit Committee. During the fiscal year ended June 30, 2004, the Audit Committee held five meetings. All members of the Company’s Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). Ms. Fingerle has been designated as the audit committee financial expert, as defined in the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee acts pursuant to a written charter. For additional information concerning the Audit Committee, see “REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.”

      The Compensation Committee’s function is to review and approve salary and bonus levels and stock option grants. The members of the Compensation Committee for the fiscal year 2004 were Joseph A. Taylor, Mary L. Campbell and Linda M. Fingerle. In August 2004, Ms. Campbell resigned from the Board of Directors. During the fiscal year ended June 30, 2004, the Compensation Committee held six meetings. All members of the Company’s Compensation Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). The Compensation Committee acts pursuant to a written Charter. For additional information concerning the Compensation Committee, see “REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION” and “EXECUTIVE COMPENSATION AND OTHER MATTERS.”

      The Corporate Governance and Nominating Committee’s (the “Governance Committee”) function is to assist Aastrom’s Board of Directors in fulfilling its responsibilities by reviewing and reporting to the Board of Directors upon (i) corporate governance compliance mechanisms, (ii) corporate governance roles amongst management and directors, and (iii) Board of Directors process enhancement. This committee also considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates. Consistent with this function, the Governance Committee encourages continuous improvement of, and fosters adherence to, the Company’s corporate governance policies, procedures and practices at all levels. The members of the Governance Committee for the fiscal year 2004 were Arthur F. Staubitz, Mary L. Campbell and Susan L. Wyant. In August 2004, Ms. Campbell resigned from the Board of Directors. During the fiscal year ended June 30, 2004, the Governance Committee held four meetings. All the members of the Governance Committee are independent (as independent is defined in Rule 4200(a)(15) of the NASD listing standards). The Governance Committee acts pursuant to a written charter. For additional information concerning the Governance Committee, see “REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS.”

Director Nominations

      The Governance Committee will evaluate and recommend to the Board of Directors (the “Board”) director nominees for each election of directors.

      In fulfilling its responsibilities, the Governance Committee considers the following factors:

•	the appropriate size of the Company’s Board and its committees

•	the needs of the Company with respect to the particular talents and experience of its directors

•	the nominee’s interest in becoming an effective, collaborative Board member, and the nominee’s ability to work in a collegial style with other Board members

•	the knowledge, skills and experience of nominees, including experience in the life sciences industry, medical products, medical research, medicine, business, finance, administration or public service

•	experience with accounting rules and practices

•	experience with applicable regulatory and Securities Exchange Commission requirements applicable to public companies

•	experience with regulatory requirements applicable to the Company’s industry

•	appreciation of the relationship of the Company’s business to the changing needs of society

•	balance between the benefit of continuity and the desire for a fresh perspective provided by new members

      The Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

      Other than the foregoing, there are no stated minimum criteria for director nominees. However, the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board must, and believes that it is preferable that more than one member of the Board should, meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of “independent director” under NASD listing standards or the listing standards of any other applicable self regulatory organization. The Governance Committee also believes it appropriate for at least one member of the Company’s management to participate as a member of the Board.

      The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board up for re election at an upcoming annual meeting of shareholders does not wish to continue in service, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board will be polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. If the Governance Committee believes that the Board requires additional candidates for nomination, the Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

      The Governance Committee will evaluate any recommendation for director nominee proposed by a shareholder who (i) has continuously held at least 1% of the outstanding shares of the Company’s common stock entitled to vote at the annual meeting of shareholders for at least one year by the date the shareholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with the Company’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying shareholder must be received by the Company no later than 120 days prior to the anniversary of the date proxy statements were mailed to shareholders in connection with the prior year’s annual meeting of shareholders. Any shareholder recommendation for director nominee must be submitted to the Corporate Secretary, in writing at 24 Frank Lloyd Wright Drive, Ann Arbor Michigan 48105 and must contain the following information:

•	a statement by the shareholder that he/she is the holder of at least 1% of the Company’s common stock and that the stock has been held for at least a year prior to the date of the submission and that the shareholder will continue to hold the shares through the date of the annual meeting of shareholders

•	the candidate’s name, age, contact information and current principal occupation or employment

•	a description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed

•	the candidate’s resume

      The Governance Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying shareholders in the same manner, using the criteria stated above.

      All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

Communications with Directors

      The Board has adopted a Communications with Directors Policy. The Communications with Directors Policy is available on the Company’s website, www.aastrom.com.

Director Attendance at Annual Meetings

      The Board has adopted a Director Attendance at Annual Meetings Policy. This policy is available on the Company’s website, www.aastrom.com.

Code of Ethics

      The Board has adopted a Code of Ethics that applies to all of our employees, officers and directors. The Code of Ethics is available at the Company’s website, www.aastrom.com.

Board Member Independence

      The Board has determined that all of the Board members except for Dr. Armstrong are “independent” as independence is defined in Rule 4200(a)(15) of the NASD listing standards. Dr. Armstrong is not considered independent because he is currently employed by the Company.

PROPOSAL NO. 2

APPROVAL OF 2004 OMNIBUS EQUITY INCENTIVE PLAN

      At the annual meeting, the stockholders will be asked to approve the Aastrom Biosciences, Inc. 2004 Equity Incentive Plan (the “2004 Plan”). The Board of Directors adopted the 2004 Plan on September 7, 2004, subject to its approval by stockholders. The 2004 Plan is intended to replace our 2001 Stock Option Plan (the “Prior Plan”), which will, after approval by the stockholders of the 2004 Plan, be terminated and no new awards granted thereunder.

      The Board of Directors believes that the Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of responsibility within the Company. The Board of Directors expects that the 2004 Plan will be an important factor in attracting, retaining and rewarding the high caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to enhance our growth and profitability. The proposed 2004 Plan is intended to ensure that the Company will continue to have available a reasonable number of shares to meet these goals.

      The 2004 Plan is also designed to preserve the Company’s ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the 2004 Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers of a publicly held company. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, certain restricted stock grants, performance shares and performance units awarded under the 2004 Plan to qualify as “performance-based” within the meaning of Section 162(m), the 2004 Plan limits the sizes of such awards as further described below. While the Company believes that compensation in connection with such awards under the 2004 Plan generally will be deductible by the Company for federal income tax purposes, under certain circumstances, such as a change in control of the Company, compensation paid in settlement of performance share and performance unit awards may not qualify as “performance-based.” By approving the 2004 Plan, the stockholders will be approving, among other things, eligibility requirements for participation in the 2004 Plan, financial performance measures upon which specific performance goals applicable to certain awards would be based, limits on the numbers of shares or compensation that could be made subject to certain awards, and the other material terms of the awards described below.

Summary of the 2004 Plan

      The following summary of the 2004 Plan is qualified in its entirety by the specific language of the 2004 Plan, a copy of which is available to any stockholder upon request.

      General. The purpose of the 2004 Plan is to advance the interests of the Company by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors upon whose judgment, interest and efforts the Company’s success is dependent and to provide them with an equity interest in the success of the Company in order to motivate superior performance. These incentives are provided through the grant of stock options (including indexed options), stock appreciation rights, restricted stock purchase rights, restricted stock awards, restricted stock units and deferred stock units.

      Authorized Shares. Assuming the 2004 Plan is approved by the stockholders, our Prior Plan shall be terminated and 4,436,675 shares of our Common Stock will have been reserved for the granting of new awards under the 2004 Plan. Specifically, the Company is requesting a new authorization of three million (3,000,000) shares and will transfer to the 2004 Plan share reserve 1,436,675 shares which have been previously approved by Company stockholders under the Prior Plan and which, as of September 15, 2004, remained available for grant under the Prior Plan. In addition, the actual 2004 Plan share reserve shall also include all of the options and other awards the Company has granted which are still outstanding as of September 15, 2004 (collectively the “Prior Awards”) to the extent any such Prior Award expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if any shares subject to forfeiture or repurchase are forfeited or repurchased by the Company. Consequently, the maximum number of shares which may be granted under the 2004 Plan, assuming all of the Prior Awards actually do expire, terminate or otherwise lapse unexercised and are returned to the 2004 Plan share reserve, shall equal 10,127,526 shares. If any award granted under the 2004 Plan expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company, any such shares that are reacquired or subject to such a terminated award will again become available for issuance under the 2004 Plan. Upon any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure, appropriate adjustments will be made to the shares subject to the 2004 Plan, to the award grant limitations and to all outstanding awards.

      Administration. The 2004 Plan will be administered by the Compensation Committee of the Board of Directors duly appointed to administer the 2004 Plan, or, in the absence of such committee, by the Board of Directors. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, administration must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this summary, the term “Committee” will refer to either such duly appointed committee or the Board of Directors.) Subject to the provisions of the 2004 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise its discretion required by Section 162(m), amend, cancel, renew, or grant a new award in substitution for, any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. However, the 2004 Plan forbids, without stockholder approval, the repricing of any outstanding stock option and/or stock appreciation right. The 2004 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2004 Plan. The Committee will interpret the 2004 Plan and awards granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the 2004 Plan or any award.

      Eligibility. Awards may be granted to employees, directors and consultants of the Company or any present or future parent or subsidiary corporations of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of September 15, 2004, the Company had approximately 50 employees, including 5 executive officers and 4 directors who would be eligible under the 2004 Plan.

      Stock Options. Each option granted under the 2004 Plan must be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2004 Plan. The exercise price of each option may not be less than the fair market value of a share of Common Stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. The exercise price of each indexed stock option, and the terms and adjustments which may be made to such an option, will be determined by the Committee in its sole discretion at the time of grant. On September 15, 2004, the closing price of the Company’s Common Stock on the Nasdaq SmallCap Market was $0.91 per share. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company options which in the aggregate are for more than five hundred thousand (500,000) shares, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a stock option for the purchase of up to an additional two hundred and fifty thousand (250,000) shares.

      The 2004 Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the option, to the extent legally permitted, by tender of shares of Common Stock owned by the optionee having a fair market value not less than the exercise price, by such other lawful consideration as approved by the Committee, or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the optionee’s surrender of a portion of the option shares to the Company.

      Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the 2004 Plan is ten years, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years. The Committee will specify in each written option agreement, and solely in its discretion, the period of post-termination exercise applicable to each option.

      Generally, stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. However, a nonstatutory stock option may be assigned or transferred to the extent permitted by the Committee in its sole discretion.

      Automatic Grants to Nonemployee Directors. The 2004 Plan also provides for automatic grants of an incentive award (which may be in the form of stock options, stock appreciation rights, restricted stock purchase rights, restricted stock awards, restricted stock units or deferred stock units) to nonemployee directors in order to provide them with additional incentives and, therefore, to promote the success of our business. The actual type of each annual incentive award shall be determined by the Committee, in its sole and absolute discretion, prior to the date of grant of each such award as provided under the terms of the 2004 Plan. Specifically, the 2004 Plan provides for an initial, automatic grant of such an incentive award in the amount of twelve thousand (12,000) award units to each nonemployee director who first becomes a nonemployee director after the date the 2004 Plan is effective. The 2004 Plan also provides for an annual grant of such an incentive award in the amount of twelve thousand (12,000) award units to each nonemployee director on the date after each annual meeting of stockholders which occurs on or after the date the 2004 Plan is effective. Notwithstanding the foregoing, a nonemployee director granted an initial incentive award on, or within a period of six months prior to, the date of an annual meeting of the stockholders will not be granted an annual incentive award with respect to that annual stockholders’ meeting. Each initial and annual award, if granted in the form of a stock option, will have an exercise price per share equal to the fair market value of a share of our common stock on the date of grant and will have a term of ten years. Both the initial incentive award and the annual incentive award granted to newly elected or appointed nonemployee directors will vest and, if applicable, become exercisable ratably over a twelve month period beginning after the date of grant of such incentive award. All automatic nonemployee director incentive awards, which may be granted as stock options, granted under the 2004 Plan will be nonstatutory stock options. They must be exercised, if at all, within 12 months after a nonemployee director’s termination of service with us by reason of death or disability and otherwise within six months after termination of service, but in no event later than the expiration of the options’ term. In the event of a change in control event, all automatic nonemployee director incentive awards will become fully vested and, if applicable, exercisable.

      Stock Appreciation Rights. Each stock appreciation right granted under the 2004 Plan must be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2004 Plan.

      A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Company Common Stock between the date of grant of the award and the date of its exercise. The Company may pay the appreciation either in cash or in shares of Common Stock. The Committee may grant stock appreciation rights under the 2004 Plan in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the Committee. The maximum term of any stock appreciation right granted under the 2004 Plan is ten years. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company stock appreciation rights which in the aggregate are for more than five hundred thousand (500,000) shares, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a stock appreciation right for the purchase of up to an additional two hundred and fifty thousand (250,000) shares.

      Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant.

      Restricted Stock Awards. The Committee may grant restricted stock awards under the 2004 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase Common Stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our Common Stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company more than five hundred thousand (500,000) shares of restricted stock on which the restrictions are based on performance criteria, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a restricted stock award of up to an additional two hundred and fifty thousand (250,000) shares.

      Restricted Stock Units. The Committee may grant restricted stock units under the 2004 Plan which represent a right to receive shares of Common Stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance shares and performance units, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of Common Stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company more than five hundred thousand (500,000) shares of restricted stock on which the restrictions are based on performance criteria, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a restricted stock award of up to an additional two hundred and fifty thousand (250,000) shares.

      Performance Awards. The Committee may grant any restricted stock award or restricted stock unit subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant.

      Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each parent and subsidiary corporation consolidated therewith for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before interest, taxes, depreciation and/or amortization, net income, cash flow, expenses, earnings per share, return on stockholder equity, return on capital, return on capital, return on net assets, economic value added, number of customers, market share, same store sales, return on investment, profit after tax, product approval and customer satisfaction. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will, according to criteria established by the Committee, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.

      Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to the participant on the basis of the performance goals attained. However, no such reduction may increase the amount paid to any other participant.

      Deferred Stock Awards. The 2004 Plan provides that certain participants who are executives or members of a select group of highly compensated employees may elect to receive, in lieu of payment in cash or stock of all or any portion of such participant’s cash and/or stock compensation, an award of deferred stock units. A participant electing to receive deferred stock units will be granted automatically, on the effective date of such deferral election, an award (a “Deferred Stock Unit Award”) for a number of stock units equal to the amount of the deferred compensation divided by an amount equal to the fair market value of a share of our Common Stock as quoted by the national or regional securities exchange or market system on which the Common Stock is listed on the date of grant. A stock unit is an unfunded bookkeeping entry representing a right to receive one share of Common Stock in accordance with the terms and conditions of the Deferred Stock Unit Award. Participants are not required to pay any additional cash consideration in connection with the settlement of a Deferred Stock Unit Award. A participant’s compensation not paid in the form of a

Deferred Stock Unit Award will be paid in cash in accordance with the Company’s normal payment procedures.

      Each Deferred Stock Unit Award will be evidenced by a written agreement between the Company and the participant specifying the number of stock units subject to the award and the other terms and conditions of the Deferred Stock Unit Award, consistent with the requirements of the 2004 Plan. Deferred Stock Unit Awards are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of Common Stock equal to the number of stock units subject to the award within 30 days following the earlier of (i) the date on which the participant’s service terminates or (ii) an early settlement date elected by the participant in accordance with the terms of the 2004 Plan at the time of his or her election to receive the Deferred Stock Unit Award. A holder of stock unit has no voting rights or other rights as a stockholder until shares of Common Stock are issued to the participant in settlement of the stock unit. However, participants holding deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of Common Stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined by the fair market value of a share of Common Stock on the dividend payment date. Prior to settlement, no Deferred Stock Unit Award may be assigned or transferred other than by will or the laws of descent and distribution.

      Change in Control. The 2004 Plan defines a “Change in Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of the voting securities of the Company, its successor or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume all outstanding awards or substitute new awards having an equivalent value. In the event any outstanding stock options or stock appreciation rights are not assumed or replaced, then all unexercisable, unvested or unpaid portions of such outstanding awards will become immediately exercisable, vested and payable in full immediately prior to the date of the Change in Control.

      In addition, in the event of a Change in Control, if the surviving, continuing, successor or purchasing corporation or parent corporation thereof, does not assume or substitute any restricted stock award or restricted stock unit, the lapsing of all vesting conditions and restrictions on any shares subject to such outstanding awards held by a participant whose service with the Company has not terminated prior to the Change in Control shall be accelerated effective as of the date of the Change in Control.

      Any award not assumed, replaced or exercised prior to the Change in Control will terminate. The 2004 Plan authorizes the Committee, in its discretion, to provide for different treatment of any award, as may be specified in such award’s written agreement, which may provide for acceleration of the vesting or settlement of any award, or provide for longer periods of exercisability, upon a Change in Control.

      Termination or Amendment. The 2004 Plan will continue in effect until the first to occur of (i) its termination by the Committee, (ii) the date on which all shares available for issuance under the 2004 Plan have been issued and all restrictions on such shares under the terms of the 2004 Plan and the agreements evidencing awards granted under the 2004 Plan have lapsed, or (iii) the tenth anniversary of the 2004 Plan’s effective date. The Committee may terminate or amend the 2004 Plan at any time, provided that no amendment may be made without stockholder approval if the Committee deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which the Common Stock of the Company is then listed. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule.

Summary of U.S. Federal Income Tax Consequences

      The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2004 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

      Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the determination date (see discussion under “Nonstatutory Stock Options” below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

      The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Nonstatutory Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

      Nonstatutory Stock Options and Indexed Stock Options. Options not designated or qualifying as incentive stock options, or as an indexed stock option, will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to the Company’s right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

      Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our Common Stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

      Restricted Stock Awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

      Restricted Stock Units Awards. A participant generally will recognize no income upon the grant of a restricted stock units award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock Awards”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Nonstatutory Stock Options”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

      Deferred Stock Unit Awards. A participant generally will recognize no income upon the grant of a Deferred Stock Unit Award. Upon the settlement of such an award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of any unrestricted shares of our Common Stock received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

New Plan Benefits

      No awards will be granted under the 2004 Plan prior to its approval by the stockholders of the Company. With the exception of the incentive awards that will be granted to nonemployee directors after the Annual Meeting, all awards under the 2004 Plan will be granted at the discretion of the Committee, and, accordingly, are not yet determinable. In addition, benefits under the 2004 Plan, will depend on a number of factors, including the fair market value of the Company’s Common Stock on future dates, actual Company performance against performance goals established with respect to performance awards and decisions made by the participants. Consequently, other than the incentive awards to be granted to nonemployee directors, it is not possible to determine the benefits that might be received by participants under the 2004 Plan. The table below sets forth the incentive awards that the Company currently knows will be granted under the 2004 Plan during the fiscal year ended June 30, 2005 to the nonemployee directors of the Company. This table is furnished pursuant to the rules of the Securities and Exchange Commission.

NEW PLAN BENEFITS

Name and Position	Shares

R. Douglas Armstrong, Ph.D., Chairman and Chief Executive Officer	0
Alan M. Wright, Senior Vice President, Administrative and Financial Operations, CFO	0
Brian S. Hampson, Vice President, Product Development	0
Robert J. Bard, Vice President, Regulatory Affairs and Quality Systems	0
All Current Executive Officers, as a Group	0
All Current Directors Who Are not Executive Officers, as a Group (4 Persons)	48,000
All Employees, Including all Current Officers Who Are not Executive Officers, as a Group	0

Vote Required and Board of Directors’ Recommendation

      The affirmative vote of a majority of the votes cast on the proposal, at the annual meeting of shareholders at which a quorum representing a majority of all outstanding shares of common stock of Aastrom is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

      The Board believes that the 2004 Omnibus Equity Incentive Plan is in the best interests of Aastrom and its shareholders for the reasons stated above. Therefore, the Board of Directors unanimously recommends a vote “FOR” approval of this proposal to adopt the 2004 Omnibus Equity Incentive Plan.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board has selected PricewaterhouseCoopers LLP as independent public accountants to audit the consolidated financial statements of Aastrom for the fiscal year ending June 30, 2005. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

      Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

      As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended June 30, 2004 by PricewaterhouseCoopers LLP, the Company’s independent auditor for that period, is compatible with maintaining the auditor’s independence. The following table sets forth the aggregate fees billed to the Company for the fiscal years ended June 30, 2004 and June 30, 2003 by PricewaterhouseCoopers LLP:

	June 30,	June 30,
	2004	2003

Audit Fees(1)	$110,158	$115,631
Audit Related Fees(2)	$34,000	$79,251
Tax Fees(3)	$8,425	$8,725
All Other Fees	$0	$0

(1)	The Audit Fees for the years ended June 30, 2004 and 2003, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company, issuance of consents and assistance with review of documents filed with the SEC and statutory audits.

(2)	The Audit Related Fees as of the years ended June 30, 2004 and 2003, respectively, were for assurance and related services related to accounting consultations, internal control reviews, and consultations concerning financial accounting and reporting standards.

(3)	Tax Fees as of the years ended June 30, 2004 and 2003, respectively, were for services related to tax compliance, including the preparation of tax returns and claims for refunds.

      The Audit Committee approves in advance the engagement and fees of the independent public accountants for all audit services and non-audit services, based upon independence, qualifications and, if applicable, performance. The Audit Committee may form and delegate to subcommittees of one or more members of the Audit Committee the authority to grant pre-approvals for audit and permitted non-audit services, up to specific amounts. All Audit Committee services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee for the fiscal year 2004.

      The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing tax services and other non-audit services to Aastrom and has concluded that such services are compatible with PricewaterhouseCoopers LLP’s independence as Aastrom’s accountants. PricewaterhouseCoopers LLP does not provide business consulting services to Aastrom.

Vote Required and Board of Directors’ Recommendation

      The affirmative vote of a majority of the votes cast on the ratification of this appointment, at the annual meeting of shareholders at which a quorum representing a majority of all outstanding shares of common stock of Aastrom is present, either in person or by proxy, is required for ratification of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

      The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Aastrom’s Independent Public Accountants for the Fiscal Year Ending June 30, 2005.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of August 31, 2004 with respect to the beneficial ownership of Aastrom’s common stock by (i) all persons known by Aastrom to be the beneficial owners of more than 5% of the outstanding common stock of Aastrom; (ii) each director and director-nominee of Aastrom, (iii) each executive officer of Aastrom named in the Summary Compensation Table, and (iv) all executive officers and directors of Aastrom as a group.

	Shares Owned(1)

	Number of	Percentage of
Name and Address of Beneficial Owner(2)	Shares	Class(3)

Aletheia Research & Management, Inc.	4,711,474	5.7%
100 Wilshire Boulevard, Suite 1960
Santa Monica, CA 90401
R. Douglas Armstrong, Ph.D.(4)	2,364,423	2.8%
Brian S. Hampson(5)	259,898	*
Alan M. Wright(6)	148,000	*
Robert J. Bard, J.D., R.A.C.(7)	37,500	*
Linda M. Fingerle(8)	10,066	*
Arthur F. Staubitz(9)	68,750	*
Joseph A. Taylor(10)	49,550	*
Susan L. Wyant, Pharm.D.(11)	28,750	*
All officers and directors as a group (8 persons)(12)	2,966,937	3.6%

*	Represents less than 1% of the outstanding shares of Aastrom’s common stock.

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	Unless otherwise provided, the address for each beneficial owner is 24 Frank Lloyd Wright Drive, Ann Arbor, MI 48105.

(3)	Calculated on the basis of 83,076,168 shares of common stock outstanding as of August 31, 2004 except that shares of common stock underlying options exercisable within 60 days of August 31, 2004 are deemed to be outstanding for purposes of calculating ownership of securities of the holders of such options.

(4)	Includes 1,998,250 shares issuable upon exercise of options held by Dr. Armstrong that are exercisable within the 60-day period following August 31, 2004. Also includes 46,000 shares held in trusts in which Dr. Armstrong is a co-trustee; Dr. Armstrong disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(5)	Includes 243,750 shares issuable upon exercise of options held by Mr. Hampson that are exercisable within the 60-day period following August 31, 2004.

(6)	Includes 97,750 shares issuable upon exercise of options held by Mr. Wright that are exercisable within the 60-day period following August 31, 2004.

(7)	Includes 37,500 shares issuable upon exercise of options held by Mr. Bard that are exercisable within the 60-day period following August 31, 2004.

(8)	Includes 6,250 shares issuable upon exercise of options held by Ms. Fingerle that are exercisable within the 60-day period following August 31, 2004.

(9)	Includes 58,750 shares issuable upon exercise of options held by Mr. Staubitz that are exercisable within the 60-day period following August 31, 2004.

(10)	Includes 48,750 shares issuable upon exercise of options held by Mr. Taylor that are exercisable within the 60-day period following August 31, 2004.

(11)	Includes 28,750 shares issuable upon exercise of options held by Dr. Wyant that are exercisable within the 60-day period following August 31, 2004.

(12)	Includes 2,519,750 shares issuable upon exercise of options that are exercisable within the 60-day period following August 31, 2004.

EXECUTIVE COMPENSATION AND OTHER MATTERS

      The following table sets forth, for the fiscal year ended June 30, 2004, 2003 and 2002, all compensation earned for services rendered in all capacities by the Chief Executive Officer and each of the other top three executive officers whose salary and bonus exceeded $100,000 in 2004, 2003 and 2002. These four officers are referred to as the “Named Executive Officers.” The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of the Named Executive Officers. In addition, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees.

Summary Compensation Table

				Long Term
				Compensation
				Awards
		Annual Compensation
				Securities	All Other
Name and Principal Position	Year	Salary	Bonus	Underlying Options	Compensation

R. Douglas Armstrong, Ph.D.	2004	$302,940	$70,125	200,000	$40,507	(1)
Chairman, Board of Directors	2003	$280,500	—	700,000	$14,025	(1)
Chief Executive Officer	2002	$275,000	$87,500	1,175,000	$21,682	(1)
Alan M. Wright(2)	2004	$206,000	$10,000	84,000
Senior Vice President	2003	$181,818	—	120,000	—
Administrative and Financial
Operations, Chief Financial Officer, Secretary and Treasurer
Brian S. Hampson	2004	$187,500	$25,000	69,000
Vice President Product Development	2003	$165,000	—	25,000	—
	2002	$150,000	—	60,000	—
Robert J. Bard, J.D., R.A.C.(3)	2004	$184,050		45,000
Vice President Regulatory Affairs	2003	$126,250	—	100,000	—
and Quality Systems

(1)	Consists of vacation pay.

(2)	Mr. Wright joined the Company in August 2002.

(3)	Mr. Bard joined the Company in October 2002. Mr. Bard resigned from the Company in July 2004.

Stock Options Granted in Fiscal 2004

      The following table provides information with respect to stock option grants to the Named Executive Officers during the fiscal year ended June 30, 2004.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed Annual
	Number of	% of Total			Rates of Stock Price
	Securities	Options			Appreciation for Option
	Underlying	Granted to	Exercise		Term(1)
	Options	Employees in	Price Per	Expiration
Name	Granted(2)	2004	Share(2)	Date	5%	10%

R. Douglas Armstrong, Ph.D.	200,000	24.42%	$1.64	09/18/13	$534,277	$850,748
Alan M. Wright	84,000	10.26%	$1.64	09/18/13	$224,397	$357,314
Brian S. Hampson	69,000	8.42%	$1.64	09/18/03	$184,326	$293,508
Robert J. Bard, J.D., R.A.C.	20,000	2.44%	$1.64	09/08/13	$53,428	$85,075
Robert J. Bard, J.D., R.A.C.	25,000	3.05%	$1.32	11/12/13	$53,754	$85,594

(1)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission’s rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2)	Each of these options was granted under Aastrom’s 2001 Stock Option Plan (the “Option Plan”) at an exercise price equal to the fair market value of the common stock on the date of grant.

Options Exercises and Fiscal 2004 Year End Values

      The following table provides information with respect to unexercised options held as of June 30, 2004, by the Named Executive Officers. None of the Named Executive Officers exercised any stock options during the fiscal year ended June 30, 2004.

Aggregated Option Exercises

And Fiscal Year-End Option Values

	Number of Shares		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at June 30, 2004		at June 30, 2004(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

R. Douglas Armstrong, Ph.D.	1,893,563	798,437	$213,333	$58,500
Alan M. Wright	69,250	151,500	$27,300	$35,100
Brian S. Hampson	214,938	108,062	$6,475	$7,312
Robert J. Bard, J.D., R.A.C.	37,500	107,500	$22,125	$36,875

(1)	The value of “in-the-money” stock options represents the difference between the exercise price of such options and the fair market value of $.90 per share of common stock as of June 30, 2004, the closing price of the common stock reported on the Nasdaq SmallCap Market on such date.

Employment Contracts and Termination of Employment and Change of Control Arrangements

      Aastrom entered into employment agreements with no defined length of employment with Brian S. Hampson and Alan M. Wright in July 1993 and July 2002, respectively. Pursuant to these agreements, Aastrom agreed to pay Messrs. Hampson and Wright annual base salaries of $70,000 and $200,000, respectively, which base salaries have been increased and are subject to periodic review and adjustment. In

August 2004, Mr. Hampson’s agreement was replaced and superseded by an Amended and Restated Employment Agreement.

      Aastrom entered into employment agreements with no defined length of employment with Mr. James A. Cour, and Dr. Janet M. Hock in July 2004 and September 2004, respectively. Pursuant to these agreements, Aastrom agreed to pay Mr. Cour and Dr. Hock annual base salaries of $260,000 and $215,000, respectively.

      Pursuant to the terms of these foregoing employment agreements, either party may generally terminate the employment relationship without cause at any time upon 14 days’ prior written notice to the other party or immediately with cause upon notice. Aastrom has also entered into an Indemnification Agreement with certain of its directors, officers and other key personnel.

      In the event of a transfer of control of Aastrom, as defined under the Option Plan, Aastrom must cause any successor corporation to assume the options or substitute similar options for outstanding options or continue such options in effect. In the event that any successor to Aastrom in a merger, consolidation or dissolution will not assume the options or substitute similar options, then the options become exercisable in full and such options will be terminated if not exercised prior to such merger, consolidation or dissolution. The vesting of certain options granted to executive officers of Aastrom accelerates if such officer is terminated following a transfer of control.

      Options granted under Aastrom’s 1996 Outside Directors’ Stock Option Plan (the “Directors’ Plan”) contain provisions pursuant to which all outstanding options granted under the Directors’ Plan will become fully vested and immediately exercisable upon a “transfer of control,” as defined under the Directors’ Plan.

      Aastrom was a party to a prior Executive Retention and Severance Agreement with Dr. Armstrong. In August 2004, Dr. Armstrong’s agreement was replaced and superseded by an Employment Agreement. Under the terms of this agreement, in the event of Dr. Armstrong’s termination upon a change of control, he will be entitled to receive a lump sum severance payment, the maximum amount of which, when added to other compensation and benefits treated as parachute payments under the Internal Revenue Code, does not result in any compensation or benefit becoming subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code. Upon any termination of Dr. Armstrong’s employment (other than for cause), Aastrom will be required to reimburse him for his costs (incurred within one year of termination of employment) for relocating to any other location in the United States, up to a maximum of $50,000. Aastrom has also agreed to provide Dr. Armstrong with a severance payment equal to 18 months of his then current salary should he be terminated for any reason (other than for cause).

      The Amended and Restated Employment Agreement with Mr. Hampson provides that in the event of any termination of his employment by the company (other than for cause), or upon his termination of employment within twelve months of a Change in Control, Mr. Hampson is entitled to receive twelve months of his then current salary. In the event of termination, Mr. Hampson is entitled to receive this benefit in equal semi-monthly installments over six months, with the exception that severance payments due following a Change of Control shall be paid in a lump sum. In addition, following a termination after a Change in Control, or should he be required by the company to relocate more than 50 miles from his place of employment, Aastrom will be required to reimburse him for his costs (incurred within one year) for relocating to any other location in the United States, up to a maximum of $25,000.

      Aastrom is a party to a Retention Bonus Agreement with Mr. Wright, which provides for a lump sum severance payment equal to six times his then current monthly salary. This agreement also provides for retention bonus payments equal to six times Mr. Wright’s then current monthly salary upon the one-year anniversary of an Acquisition or Merger Transaction, as defined, provided that the employee remains employed during such one-year period. The employee is entitled to the retention bonus in the event of his termination (other than for cause), during such one-year period.

      The employment agreements with Mr. Cour and Dr. Hock have substantially the same terms as Mr. Hampson’s, described above. In addition, in the event that Dr. Hock’s employment is terminated by Aastrom without cause, and the financial position of Aastrom grows substantially to a certain level, and Dr. Hock is subsequently employed by an academic institution, Aastrom has agreed to provide a research grant to such institution of not less than $500,000, in a research area which benefits and supports Aastrom’s research program.

Compensation of Directors

      Effective February 12, 2003, each non-employee director of Aastrom receives an annual fee of $10,000 paid in equal quarterly cash payments and a $500 cash payment for each formal committee meeting attended in person or telephonically. In addition, the chairperson for each standing committee receives an annual fee of $5,000 paid in equal quarterly cash payments. The annual fee was increased in August 2004 to $12,000. Directors also receive reimbursement for expenses incurred in attending each Board of Directors and committee meeting. Aastrom’s Directors Plan currently provides for the initial automatic grant of an option to purchase 10,000 shares of Aastrom’s common stock to each outside director of Aastrom upon initial appointment or election to the Board of Directors, and subsequent grants to each outside director of an option to purchase 10,000 shares of common stock on the date of each Annual Meeting of Shareholders, provided the outside director continues to serve in that capacity and has so served for at least six months. The initial and annual automatic grants will increase as of November 2004 to 12,000 award units, if the 2004 Plan, is approved. In addition, as of August 12, 2004, the lead director also receives $5,000 annually, payable quarterly.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      No member of the Compensation Committee is, or ever has been, an officer or employee of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aastrom’s executive officers, directors and persons who beneficially own more than 10% of Aastrom’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by the SEC regulations to furnish Aastrom with copies of all Section 16(a) forms filed by such persons.

      Based solely on Aastrom’s review of such forms furnished to it and written representations from certain reporting persons, Aastrom believes that all filing requirements applicable to its executive officers, directors and more than 10% shareholders were complied with.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

      The Compensation Committee in the fiscal year 2004 was composed of three members of Aastrom’s Board of Directors and the Compensation Committee held six meetings in the fiscal year 2004. The members of the Compensation Committee were Joseph A. Taylor, Linda M. Fingerle and Mary L. Campbell. The Compensation Committee is composed of all independent directors.

      In fiscal year 2004, the Compensation Committee was responsible for setting and administering the policies governing annual compensation of the executive officers of Aastrom. These policies are based upon the philosophy that Aastrom’s long-term success is best achieved through recruitment and retention of the best people possible. The Compensation Committee applied this philosophy in determining compensation for Aastrom’s executive officers in three areas: salary, bonuses and stock options.

      Salary. Aastrom strives to offer salaries to its executive officers that are competitive in its industry and in its geographic region for similar positions requiring similar qualifications. In determining executive officers’ salaries, the Compensation Committee considers salary surveys of companies in similar industries, and of similar size and geographic location. Companies selected for salary comparisons are not necessarily the same companies used to compare stock performance in the chart under the heading “Comparison of Shareholder Return.”

      The Compensation Committee evaluates the performance and sets the salary of Aastrom’s Chief Executive Officer, Dr. Armstrong, on an annual basis. Dr. Armstrong evaluates the performance of all other executive officers, and recommends salary adjustments, which are subject to review and approval by the Compensation Committee. Performance evaluations for individual executive officers are based on individual goals. For Dr. Armstrong, these goals are set by the Compensation Committee and, for all other officers, these goals are set by Dr. Armstrong. The goals of executive officers are based on their individual management responsibilities. In addition to reviewing the results of the performance evaluations and information concerning competitive salaries, the Compensation Committee and Dr. Armstrong consider the financial condition of Aastrom in evaluating salary adjustments. The salaries are evaluated by the Compensation Committee, with each member using his or her personal judgment and subjective factors to assess performance.

      Bonuses. Aastrom seeks to provide additional incentives and rewards to executives who make contributions of outstanding value to Aastrom. For this reason, Aastrom may award incentive compensation, which can comprise a substantial portion of the total compensation of executive officers when earned and paid. Cash bonuses are based on a subjective evaluation of performance and existing salary, rather than a specific formula.

      Stock Options. The Compensation Committee believes that employee equity ownership provides significant additional incentive to executive officers to maximize value for Aastrom’s shareholders, and therefore makes periodic grants of stock options under Aastrom’s Option Plan. Such options are granted at the prevailing market price, and will only have value if Aastrom’s stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interest of executive officers closely with other shareholders because of the direct benefit executive officers receive through improved stock performance.

      After the fiscal year ended June 30, 2004, the Compensation Committee met to review the options held by the executive officers of Aastrom. Following this review, the Compensation Committee granted options to four of the executive officers of Aastrom: Dr. Armstrong, Chief Executive Officer and Chairman, Mr. James Cour, President and Chief Operating Officer, Mr. Hampson, Vice President Product Development and Mr. Wright, Senior Vice President Administrative and Financial Operations and Chief Financial Officer. The Compensation Committee granted 300,000 additional options to Dr. Armstrong, 240,000 options to Mr. Cour, 30,000 additional options to Mr. Hampson and 37,500 additional options to Mr. Wright. Details of these grants will be included in the compensation report for fiscal year ending June 30, 2005.

      In fiscal year 2004, the Compensation Committee made determinations concerning the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Option grants were based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to Aastrom, and previous option grants to such executive officers. Options were granted with a goal to provide competitive equity compensation for executive officers compared to executive officers of similar rank in companies of Aastrom’s industry, geographic location and size. Generally, option grants vest over four years, although the board may at its discretion grant options with shorter vesting schedules or that vest immediately. Option grants for fiscal year 2004 are set forth in the table entitled “Option Grants in Last Fiscal Year” in the section entitled “Executive Compensation and Other Matters.”

COMPENSATION COMMITTEE

Joseph A. Taylor (Chairman)

Linda M. Fingerle

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee oversees Aastrom’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

      The Audit Committee consists of three directors each of who, in the judgment of the Board, is an “independent director” as defined in Rule 4200(a)(15) of the NASD listing standards. For the fiscal year 2004, the members of the Audit Committee were Mary L. Campbell, Linda M. Fingerle, Arthur F. Staubitz and Joseph A. Taylor, and the Audit Committee held five meetings in the fiscal year 2004. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

      The Committee has discussed and reviewed with the auditors all matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of the PricewaterhouseCoopers LLP audit, the results of its examinations, its evaluations of Aastrom’s internal controls and the overall quality of its financial reporting.

      The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Aastrom that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

      Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that Aastrom’s audited financial statements be included in Aastrom’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

AUDIT COMMITTEE

Linda M. Fingerle (Chairperson)

Arthur F. Staubitz
Joseph A. Taylor

REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

      The Corporate Governance and Nominating Committee (the “Governance Committee”) consists of three or more directors, each of whom is required to meet applicable independence and experience criteria established by the NASD listing standards. For the fiscal year ended June 30, 2004, the members of the Governance Committee were Arthur F. Staubitz (Chairman), Mary L. Campbell and Susan L. Wyant. The Governance Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

      The primary responsibilities of the Governance Committee are to (i) identify, review and evaluate individuals qualified to become Board members; (ii) recommend nominees to the Board and to each Committee of the Board; (iii) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and monitor compliance with them; and (iv) assist the Board in its reviews of the performance of the Board and each Committee.

      The Governance Committee has met four times, at those meetings identified desired Board skills and attributes, reviewed potential candidates for the Board and periodically assessed the Company’s compliance with applicable NASD listing requirements. The Governance Committee has also developed and assisted in the implementation of various corporate governance policies and procedures. In that regard, the Governance Committee developed and implemented a Code of Conduct and a Code of Ethics for Senior Financial Officers that was approved and adopted by Audit Committee. The Governance Committee also establishes policies and procedures for the Company’s Disclosure Committee and has established procedures for confidential submission of claims or situations reported pursuant to the Company’s “whistle blowing” policy, including establishing a confidential telephone mailbox for anyone to call to raise an issue. The Committee has monitored that mailbox since it’s establishment and there have been no calls received. The Committee has also reviewed compliance with Company policies regarding trading in Aastrom’s shares by officers, directors and senior management personnel. The Governance Committee intends to assist the Board in its annual self-evaluation, as well as the evaluation of the performance of other committees.

CORPORATE GOVERNANCE AND NOMINATING

COMMITTEE

Arthur F. Staubitz (Chairman)

Susan L. Wyant

COMPARISON OF SHAREHOLDER RETURN

      Set forth below is a line graph comparing changes in the cumulative total return on Aastrom’s common stock, a broad market index (the Nasdaq Stock Market-U.S. Index (Nasdaq Index)) and an industry index (those companies that selected the same first three digits of their primary Standard Industrial Classification Code Number as Aastrom, 283, and have a market capitalization of less than $200 million (Industry Index)) for the period commencing on June 30, 1999 and ending on June 30, 2004.

Comparison of Cumulative Total Return From June 30, 1999 through June 30, 2004(1)

Aastrom Biosciences, Inc., Industry Index and Nasdaq Index

Aastrom/ Index	6/30/99	6/30/00	6/30/01	6/30/02	6/30/03	6/30/04

Aastrom	$100	$192.48	$115.20	$29.60	$80.80	$72.00
Nasdaq Index	100	192.63	68.90	58.51	56.29	76.71
Industry Index	100	204.92	133.90	55.42	57.42	61.99

(1)	Assumes that $100.00 was invested on June 30, 1999 in Aastrom’s common stock and each index, and that all dividends were reinvested. No cash dividends have been declared on Aastrom’s common stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

SHAREHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

      Under Aastrom’s bylaws, in order for business to be properly brought before a meeting by a shareholder, such shareholder must have given timely notice thereof in writing to the Secretary of Aastrom. To be timely, such notice must be received at Aastrom’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Aastrom’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

      Proposals of shareholders intended to be presented at the next annual meeting of the shareholders of Aastrom must be received by Aastrom at its offices at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, no later than June 2, 2005. Such shareholder proposals may also be included in Aastrom’s proxy statement if they also satisfy the conditions established by the Securities and Exchange Commission for such inclusion.

TRANSACTION OF OTHER BUSINESS

      At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

R. DOUGLAS ARMSTRONG, PH.D.
Chairman, Board of Directors
Chief Executive Officer

October 4, 2004

PROXY

AASTROM BIOSCIENCES, INC.

Proxy for Annual Meeting of Shareholders
Solicited by the Board of Directors

     The undersigned hereby appoints R. Douglas Armstrong and Alan M. Wright, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock of Aastrom Biosciences, Inc. (the “Company”) which undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn North Campus, Ann Arbor, Michigan on Wednesday, November 10, 2004 at 8:30 a.m., and at any adjournment thereof (i) as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

     The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposal 1, proposal 2 and proposal 3.

A vote FOR the following proposals is recommended by the Board of Directors:
1.	ELECTION OF DIRECTORS
	Nominee:	Linda M. Fingerle	☐ FOR	☐ WITHHELD
	Nominee:	Susan L. Wyant	☐ FOR	☐ WITHHELD

2.	To approve the 2004 Omnibus Equity Incentive Plan.
			☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To ratify the appointment of PricewaterhouseCoopers LLP as Aastrom’s independent public accountants for the fiscal year ending June 30, 2005.
			☐ FOR	☐ AGAINST	☐ ABSTAIN

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                                                                                               Side Two

(Continued from other side)

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW. ☐

Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased shareholder should give their title. Please date the Proxy.

Signature (s)                                                                                                                                       Date: